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                                                                    Exhibit 99.2

NEWS RELEASE
August 2, 2001
FOR IMMEDIATE RELEASE

                                RADIO ONE, INC.
                           UPDATES GUIDANCE FOR THE
                             THIRD QUARTER OF 2001

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today released updated
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guidance for its fiscal third quarter ending September 30, 2001.  With the adoption by the Securities and Exchange Commission of Regulation FD (Full Disclosure), the Company believes that it is necessary to provide this important information to all market participants. These estimates include expected results for only those stations expected to be owned and/or operated by the Company at some point during the third quarter of 2001. The acquisition of Blue Chip Broadcasting is expected to close by August 15, 2001.

For the quarter ending September 30, 2001 the Company expects to report net revenue of approximately $65.5-67.5 million, BCF of approximately $34.0-35.0 million, EBITDA of approximately $31.6-32.6 million and ATCF of approximately $0.13-0.14 per share.

These changes are due to the following factors:

1.  Continued weakness in the overall advertising market;
2. Significant investments in programming and/or promotions in several of the Company's markets designed to enhance the long-term ratings potential of certain stations;
3. Operating losses and LMA fees on two new "stick" stations to be operated by the Company in the Atlanta market beginning in the third quarter of 2001;
4. An increase in the costs and size of the corporate infrastructure required as the size of the Company has increased significantly, especially in the past year.

Additionally, the Company now expects capital expenditures for the year of approximately $8.0-10.0 million due to the addition of the Blue Chip stations and investments in the Company's technical infrastructure.


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Page 2 - Radio One, Inc. Updates 2001 Guidance


Commenting on the revision to guidance for the balance of 2001, Alfred C. Liggins, III, the Company's CEO and President, stated, "While we are never happy to lower our expectations, the reality is that the economy and the radio advertising market both continue to be fairly weak. While this weakness appears to have moderated in recent months, we are not currently optimistic that the second half will be as strong as we originally expected. We are certainly pleased that our revenue growth expectations are well in excess of that which is expected for the industry, and our ratings momentum continues to be strong, but until there is more clarity with respect to the outlook for the economy, our outlook for our third quarter performance has been tempered."

Radio One is the nation's seventh largest radio broadcasting company (based on 2000 pro forma revenue) in the United States and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.
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